EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the section “Selected Financial Data” and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-45422, 333-53814, 333-55130, 333-66250 and 333-82488) of our report dated March 1, 2005, with respect to the consolidated financial statements and schedule of Radvision Ltd. for the years ended December 31, 2002, 2003 and 2004 included in this Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay and Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel April 2, 2005